Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PCB Bancorp of our report dated March 9, 2023 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of PCB Bancorp for the year ended December 31, 2022.

/s/ Crowe LLP
Los Angeles, California
June 23, 2023